Exhibit 99

Farmers & Merchants Bancorp Reports
Record 4th Quarter and Full Year Earnings for 2019

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced that the Company earned record net income of $56.0 million or $71.18 per share of common stock for the year-ending December 31, 2019, resulting in a return on average assets of 1.61% and a return on average equity of 16.77%. Total assets at year-end were $3.72 billion, up 8.37% over the prior year.

For the 4th quarter of 2019, the Company reported net income of $14.6 million or $18.54 per share of common stock. Return on average assets was 1.61% and return on average equity was 16.85%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record net income of $56.0 million, which represents an increase of $10.5 million or 23.1% over 2018. Since we anticipate that: (i) short-term rates will remain flat or possibly decline modestly in 2020, and (ii) the overall economy in our service areas will continue to be strong, we remain positive about the outlook over the next 12 months. Bank credit quality remains excellent and our capital ratios strengthened in 2019 and remain above all regulatory well-capitalized measures. We have maintained a 5-Star rating from BauerFinancial for 29 consecutive years, longer than any other commercial bank in the state of California.”

Deposits

During 2019, total deposits grew to $3.3 billion, an increase over the prior year of $215.2 million or 7.0%. At December 31, 2019, total demand deposits comprised 53.85% of total deposits.

Loans and Credit Quality

In 2019, total loans & leases grew to $2.7 billion, up $101.8 million, or 4.0% compared to the prior year. This growth was broadly distributed over most of the Company’s loan types, and was the result of: (1) the strength of the overall economy in California; and (2) expansion of the Company’s service area into both the San Francisco East Bay and Napa-Sonoma regions. The Company’s yield on loans and leases averaged 5.30% in 2019, compared to 5.10% in 2018.

Asset quality remained strong, with no non-accrual loans and leases at December 31, 2019 and December 31, 2018. ORE was $873,000 at December 31, 2019 and December 31, 2018.  The overall portfolio delinquency ratio at December 31, 2019 was only .01% of total loans and leases. The Company’s Texas Ratio was 0.21% at December 31, 2019 and 0.25% at December 31, 2018.

The provision for credit losses totaled $200,000 in 2019. Net loan losses in 2019 were $454,000. As of December 31, 2019, the allowance for credit losses was $55.0 million or 2.05% of total loans and leases.

Earnings

Total revenue increased 15.0% to $170.9 million in 2019 compared to $148.7 million in 2018. Net interest income increased 12.0% to $140.5 million in 2019 compared to $125.5 million in 2018. Average total earning assets in 2019 increased 9.8% over 2018. The net interest margin increased from 4.25% in 2018 to 4.34% in 2019. For the 4th Quarter of 2019, the net interest margin was 4.18%.

Non-interest income was $17.2 million in 2019, compared to $15.2 million in 2018, an increase of $2.0 million or 13.3%. Non-interest expense was $82.2 million in 2019, compared to $75.5 million in 2018, an increase of $6.8 million or 9.0%. This increase included the first full year of expenses from the Bank of Rio Vista acquisition. The Company’s efficiency ratio for 2019 was 52.1% compared to 53.6% in 2018.

Liquidity and Capital

At year-end 2019, cash, investment securities and interest bearing deposits with banks totaled $862.4 million, up from $694.5 million at December 31, 2018. The Company did not have any borrowed funds at year-end.

At December 31, 2019, the Company’s total risk based capital ratio was 12.36%, up from 11.40% at December 31, 2018, and the total common equity tier 1 capital ratio was 10.80%, up from 9.81% at December 31, 2018. The Company’s capital ratios resulted in the highest possible regulatory classification of “Well Capitalized”. All of the Company’s capital is common equity with the exception of $10.3 million of subordinated debt (issued as Tier 1 qualifying trust preferred).

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. We are the 13th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2019 CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 85 consecutive years and we have increased dividends for 55 consecutive years. As a result, we are a member of a select group of only 27 publicly traded companies referred to as “Dividend Kings”. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.